As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-252212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 28

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Ares Real Estate Income Trust Inc.

(Exact name of registrant as specified in its charter)

One Tabor Center, 1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

(303) 228-2200

(Address, including zip code and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey W. Taylor

Partner, Co-President

Ares Real Estate Income Trust Inc.

One Tabor Center, 1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

(303) 228-2200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d)under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-252212

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment No. 28 to the Registration Statement on Form S-11 (No. 333-252212) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. Information Not Required in Prospectus

Item 36.  Financial Statements and Exhibits

(b)Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
99.1	Consent of Altus Group U.S. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 28 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 15, 2024.

ARES REAL ESTATE INCOME TRUST INC.

By:	/s/ JEFFREY W. TAYLOR
Jeffrey W. Taylor Partner, Co-President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on May 15, 2024.

Signature	Title

*	Chairman of the Board and Director
David A. Roth

*	Director
Rajat Dhanda

*	Director
Charles B. Duke

*	Director and Partner, Co-President
Jay W. Glaubach

*	Director
Brian P. Mathis

*	Director
Daniel J. Sullivan

*	Director
John P. Woodberry

/s/ JEFFREY W. TAYLOR	Partner, Co-President
Jeffrey W. Taylor	(Principal Executive Officer)

/s/ TAYLOR M. PAUL	Managing Director, Chief Financial Officer and Treasurer
Taylor M. Paul	(Principal Financial Officer and Principal Accounting Officer)

*By: /s/ TAYLOR M. PAUL	Attorney-in-Fact
Taylor M. Paul